EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Norfolk Southern confirms first quarter 2024 results in-line with preliminary release

ATLANTA, April 24, 2024 – Norfolk Southern Corporation (NYSE: NSC) confirmed Wednesday morning that its first quarter 2024 financial results were in-line with preliminary results previously announced on April 9, 2024. Financial details can be found in the press release issued that day.

The company will also discuss the results during a live call at 8:45 a.m. ET. Please visit www.norfolksouthern.com for additional information and details on joining the call.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

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